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Exhibit 14.1

FINANCIAL CODE OF ETHICS

        This Financial Code of Ethics ("Financial Code") of Huntsman International Holdings LLC and its subsidiaries (collectively "the Company") contains the ethical principles by which the chief executive officer, chief financial officer, and principal accounting officer or controller ("Senior Officers") are expected to conduct themselves when carrying out their duties and responsibilities. This Financial Code supplements, and does not replace, the Company's Business Conduct Guidelines.

Ethical Principles

        In carrying out his or her duties to and responsibilities for the Company, each Senior Officer should:

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  act ethically with honesty and integrity, including ethically handling actual or apparent conflicts of interest between personal and professional relationships;

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  promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications that the Company makes;

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  comply in all material respects with laws, rules and regulations of national, state, provincial and local governments and their agencies that affect the conduct of the Company's business and the Company's financial reporting;

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  comply in all material respects with the listing standards and rules and regulations applicable to listed companies for any national securities exchange or automated inter-dealer quotation system on which the Company's securities are traded;

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  respect the confidentiality of information acquired in the course of the Senior Officer's work except when authorized or otherwise legally obligated to disclose that information;

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  not use confidential information of the Company for the personal advantage of the Senior Officer or acquaintances, friends or relatives of the Senior Officer; and

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  promote honest and ethical behavior by others in the work environment.

Waivers

        Waivers of any provision of this Financial Code shall be made only by the Board of Managers, after consideration of the requested waiver by the Audit Committee of the Board of Managers. Persons seeking a waiver should be prepared to disclose to the Audit Committee all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or not adverse to the interests of the Company, and comply with any procedures that may be required by the Board of Managers to protect the Company in connection with a waiver. The Audit Committee will make non-binding recommendations to the Board of Managers regarding requested waivers. If a waiver of this Financial Code is granted for any Senior Officer, appropriate disclosure will be made in accordance with legal requirements and applicable stock exchange regulations.

Compliance Procedures

        Violations and reasonable suspicions of violations of this Financial Code should be reported promptly to the General Counsel or the Chief Executive Officer ("CEO"). The reporting person should make full disclosure of all pertinent facts and circumstances. If the situation so requires, the reporting person may report anonymously. The Company does not permit retaliation of any kind for good faith reports of ethical violations. The General Counsel or the CEO will address the possible violation with

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the Audit Committee of the Board of Managers. If the reporting person has reason to believe that the General Counsel or the CEO is involved in the possible violation, the reporting person should report the possible violation directly to the Audit Committee.

        Each manager and Senior Officer of the Company shall be provided with a copy of this Financial Code. This Financial Code may also be provided to any other employee as any Senior Officer or the General Counsel deems appropriate. Each Senior Officer shall sign a written affirmation acknowledging that the Senior Officer has received, read and understood this Financial Code. Any Senior Officer, manager, executive officer or employee to whom this Financial Code has been provided may be required, from time to time, to sign a written affirmation stating that the person (1) has received and read this Financial Code and understands its contents, (2) has not violated this Financial Code, and (3) has no knowledge of any violation of this Financial Code that has not been communicated previously to the office of the General Counsel or the Audit Committee of the Board of Managers.

Violations

        Each Senior Officer is accountable for his or her compliance with this Financial Code. Violations of this Financial Code may result in disciplinary action against the violator, including dismissal from employment when deemed appropriate. Each case will be judged by the Audit Committee of the Board of Managers on its own merits considering the duties of the person and the significance of the circumstances involved.

Amendment

        Any amendment to this Financial Code shall be made only by the Company's Board of Managers or the appropriate committee thereof. If an amendment to this Financial Code is made, appropriate disclosure will be made in accordance with legal requirements and applicable stock exchange regulations.

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  Exhibit 14.1
FINANCIAL CODE OF ETHICS